Great Geometer Software

MastingAI enables farmers to create nature-based carbon and biodiversity credits using advanced AI and certified methodologies. Our Integrated Platform as a Service (IPaaS) automates data orchestration, delivering high-integrity carbon credits with seamless analytics and microservices.


MASTING AI
SYNCED NATURE

Invest

$99 minimum investment

DEADLINE: April 30, 2026

in a month

SHARE PRICE
$1

TOTAL RAISED ON NETCAPITAL
$99

TOTAL RAISED THIS ROUND
$99

VALUATION THIS ROUND
$8,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch | Updates | Discussion

INTRODUCTION

Our mission is to become the premier World Ecosystem Hub for carbon and biocredits origination and purchase transactions. In doing so, I wanted to make a positive impact on Earth by architecting a digital platform for high integrity carbon deals, while adding value to farmers' parcels and building climate resilient farms. As an ecologist and software engineer, I was raised in a coffee farm over the highlands Andes of Colombia. This hands-on experience harvesting coffee berries and exchanging dreams and insights with growers about thriving in rapidly changing climates drove my purpose of a AI carbon digital platform.

My overarching inspiration was to devise a fair sharing benefits model with the sale of carbon credits among coffee growers that would balance out people, planet, and profit. **This is when Great Geometer Software was established to develop an interoperable carbon ecosystem hub (MVP in progress) to originate and trade land-use carbon credits by harnessing the power of world-wide geospatial digital transformation.** As a result, companies need to offset their carbon footprints and farmers need the cash to run forest conservation, landscape connectivity, reforestation of degraded and deforested ecosystems.

SUCCESS TO DATE

> ***"Coupled AI with carbon and biocredits are the gold rush of this decade."***
>
> – Jose Restrepo
> CEO, GGS Inc.

- We created a software architecture under AWS Well Architected Framework, presently in a Proof of Concept (POC) stage
- We partnered with Ecotropics, a non-profit which develops land-use and nature based biodiversity and carbon credits projects, to co-work our digital product journey.
- Our founder, Jose A Restrepo has architected digital products such as the Inter American Biodiversity Information Network (IABIN), NASA GCMD Earth sciences, Ford Global Showroom e-Commerce, NutrienAg Solutions carbon Agrible for North American growers, Epic Games achievements platform, Peardeck K-12 e-learning by Go Guardian and many more.
- As a co- founder of Ecotropics, Jose A Restrepo, has inked deals with Swiss firms to develop carbon credit projects on Nature Based Solutions in Colombia, South America. We originated and developed project REDD+ listed 47 in Ecoregistry by using Cercarbono standards and third party auditing by Versa. To learn more, click here.

PROBLEM

In an era where our digital footprint and transportation grows larger by the day, an innovative carbon credits start-up is turning the tide on tech-related liaison between supply and demand of carbon credits. But how exactly does GGS address the challenges faced by environmentally conscious consumers in our increasingly digital world as well as their transportation?

Your Emails Have a Carbon Footprint

Did you know that sending just one email produces about 4 grams of CO_2? With over 300 billion emails sent daily, that's a staggering 1.2 million metric tons of carbon dioxide released into our atmosphere every single day – equivalent to the emissions from 260,000 cars!

Addressing Consumer Challenges

Lack of Awareness

Many consumers are unaware of the environmental impact of their digital activities. The start-up educates users about their digital carbon footprint through interactive dashboards and easy-to-understand infographics.

Feeling of Helplessness

Individuals often feel that their actions are too small to make a difference. The platform gamifies carbon reduction, allowing corporate buyers (users) to see the collective impact of their efforts in real-time.

Complexity of Carbon Offsetting

Traditional carbon credit systems can be complex and opaque. This digital platform solution simplifies the process, making it as easy as clicking a button to offset scope 1, 2, and 3 corporate emissions. For instance, we are cutting 3x on the ground project development and by half the third party auditing time-frame services, which are the greatest pain points and blockers in this industry. Our APIs driven approach will interoperate with data science services, fintech, rating agencies, underwriters, registries, auditors and certifiers to ensure backoffice reliability.

Trust Issues

With concerns about greenwashing, consumers are wary of environmental claims. We aim to use blockchain trusted technology to ensure serialization of any credit can be tracked downstream for transparency and bundled benefits delivered from carbon and biocredits.

Aligning with Emotional Trends

Eco-Anxiety

By providing actionable steps to avoid, reduce, and sequester land use green house gases (GHG) emissions from, the platform addresses the growing concern about climate change by corporations lacking decarbonization technologies.

Desire for Transparency

The use of blockchain aligns with the public's demand for honest and verifiable environmental initiatives. Every block called “holon” can be a bundled asset for biodiversity and carbon credits.

Community Connection

Features dashboards that allow multi tier users such as corporate buyers, groundtruth consultants, and farmers to demonstrate tangible benefits delivered and share achievements on social media catered to the desire for collective action and CSR validation.

Tech Optimism

The solution embodies the belief that technology can be part of the solution to social and environmental problems, not just the cause.

Embodying Industry Values

Innovation

By applying cutting-edge technologies like AI, microservices and blockchain to environmental challenges, our company demonstrates the IT industry's capacity for groundbreaking solutions.

User-Centric Design

The platform's intuitive interface and personalized recommendations reflect the industry's focus on user experience and their journeys.

Data-Driven Decision Making

Detailed analytics and impact reports align with multisectoral corporations sector's emphasis on measurable outcomes to their carbon footprints and sustainability reports.

Scalability

The solution's ability to handle potentially millions of users and volume transactions showcases the industry's commitment to creating globally applicable decarbonization solutions.

Collaboration

By partnering with tech companies and environmental organizations, we can embody the collaborative spirit of the analytical engines microservices business model via Interoperability to registrars, certifiers, third party auditors, brokers, rating agencies, underwriters.

Cybersecurity

Our pledge goes safeguard data and system integrity East to West, we will use top layers identity access management, AI scanning, and fuzzy logic for data and microservices security under the AWS ecosystem.

The Potential Impact: By the Numbers

- 1 million trees can be planted through user-generated carbon credits in five years
- 15% average reduction in digital carbon footprints thanks to our optimized AI algorithms ideally ranging from 1 to 0,5 grams per query.
- 500+ companies have integrated our platform for carbon purchases into their ESG strategies and climate disclosure
- Countries where carbon tax is enacted will use our platform to accomplish their decarbonization emissions goals.


Carbon footprint (grams CO2e) for Text Writing


1000
100
10
1
Carbon footprint (grams CO_2e, log_{10} scale)
BLOOM (writing one page)
ChatGPT (writing one page)
Laptop computer (for duration of human writing one page)
Desktop computer (for duration of human writing one page)
Human (from India, writing one page)
Human (from US, writing one page)
Technology/individual writing one page of text

Graph of the carbon footprint of creating one page of text depending on the technology used.

Source: https://www.nature.com/articles/s41598-024-54271-x

Looking Ahead

As we continue to navigate the complexities of our digital world, innovative solutions like this digital platform offer a beacon of hope. By addressing consumer challenges, aligning with emotional trends on Verified Carbon Market sentiment, rebuilding trust with carbon credits market-based initiatives and embodying core industry values, they're not just offsetting carbon – they're setting a measurable milestone for how technology can be a force for environmental good and their end users and consumers.

SOLUTION

Our digital platform is staged in a Proof of Concept (POC) with a Point of Entry through smart contracts with parcel holders (e.g. landowners) who own rainforests on their land. They upload official records of land title and maps then via API endpoints feed the geospatial powertrain (e.g. analytical engines) of data services companies to tell them what areas of their parcels are eligible for forest conservation, and reforestation. This stage in the platform parses cadastral layers to avoid overlapping with other project initiatives and in-country land zoning restrictions.

Once this process is completed, it is posted for the registry via API to be officially registered in the pipeline of nested or batch projects. As a result, once all carbon accounting and geospatial analysis are performed; then starts the third party audit readiness. This stage is evidence based to validate and verify our platform calculations and project safeguards for each project and polygons.

Next, audit validates and verifies data either to approve or send back the nested polygons for a couple rounds of findings that might need to be refactored either to comply with the methodologies created by certifiers or national reference levels for carbon emissions. Once this process is undertaken, via API, endpoints hit the blockchain registry and trading segments towards brokers' platform with options to exchange via FIAT or crypto.

Another keystone instance is a dashboard with account statements for growers, grountruth consultants, and aggregated data for company buyers to track the effectiveness of their quarterly carbon credit purchases and Voila! Your company started the decarbonization journey.

This is how you originate and trade a carbon credit through our platform. The expected release is for the end of March 2025. The impact on the environment and business is a win to win for growers and companies who discount from their carbon footprint balance sheet ledger. Leading to less carbon emissions from deforestation and degradation as well as sequestering carbon dioxide emissions.

Molecular Business Model – Masting AI

The GGS Inc. IpaaS Orchestration


Carbon Backoffice & CRM
SmartCon
VVB AUDIT
DGP
BROKER
ESG Dashboard
REGISTRY

SMARTCon

Point of Entry: Add/screen in a timely manner, new parcels land titles of landowners under *Smart Contracts*

DGP

GeoApps screens parcels in minutes, eligibility land zoning, baseline, permanence, leakages , and geospatial time-series data using remote sensing data and top market carbon and biocredits standards.

BROKER

Trading/brokering/bidding via FIAT, NFTs, fractions or Cryptos (i.e. ETH)

BACKOFFICE & CRM

Due diligence, back-office CRM and notify carbon status for buyer companies under *Carbon Tax and goals*.

VVB AUDIT

Verify & Validate clustered batches of parcels in minutes instead of weeks via APIs. [Independent 3rd party]

ESG Dashboard

Notify users (farmers) & landowners on Project advance and account status. Dashboard for buyers (companies) with aggregated data for quarterly reporting, and ground-truth consultants

REGISTRY

Interoperability and integration between registries via API.

An Alliance by *Great* Geometer *Software* Inc & Ecotropics Colombia

Forging Emotional Connections with a Digital Carbon Credits Platform

- **Environmental Stewardship:** The platform plans to tap into the customer's desire to be an active steward of the environment. By highlighting the tangible impact of their carbon offsets on ecosystem restoration and conservation, the platform can foster a sense of personal responsibility and pride in the customer's role as a climate champion.
- **Belonging to a Community:** The platform ca cultivate a strong sense of community among its users. Features like group challenges, social sharing, and leaderboards can tap into the human need for social validation and connection, making customers feel part of a collective effort to combat climate change and biodiversity loss.
- **Personal Transformation:** The platform aims to empower customers to see themselves as agents of positive change. By providing personalized corporate dashboards, progress tracking, and goal-setting tools, the platform can help customers visualize and celebrate their own environmental impact, fostering a sense of personal growth and accomplishment. This is called digital Monitoring, Reporting and Verification (dMRV).
- **Simplicity and Transparency:** In an age of growing skepticism towards greenwashing, the platform can offer a refreshing sense of simplicity and transparency. By demystifying the complex world of environmental markets, troll media against carbon offsets and providing clear, easy-to-understand data insights, the platform can build trust and convey a genuine commitment to environmental integrity.
- **Tech-Savvy Optimism:** Customers, especially younger demographics, are increasingly drawn to technology-driven solutions that harness innovation to solve global problems. The platform can embody a sense of tech-savvy optimism, showcasing how the latest digital tools and analytics can drive real-world impact on our current climate crisis.
- **Legacy and Purpose:** For some customers, the platform can tap into a desire to leave a lasting, positive legacy for future generations. By highlighting the long-term, intergenerational benefits of nature-based carbon sequestration and avoidance, the platform can appeal to a customer's sense of purpose and desire to make a meaningful contribution to the world's ecosystems.

BUSINESS MODEL

Planned Revenue Streams for a Digital Carbon Credits Platform

- **Business-to-Business (B2B) Model:** The primary planned revenue stream for the digital carbon credits platform could be selling its orchestration services and Project Design Documents (PDD) products to other businesses such as corporations, carbon and biodiversity project developers, and farm landowners with pastures and existing native forests.
- **Carbon Credit Origination:** The platform may work with project developers to originate high-quality, verified carbon credits from nature-based solutions in a cost-effective way while reducing project cycle development time. It can then sell these credits to corporate buyers seeking to offset their emissions or meet sustainability goals.
- **Carbon Credit Trading:** The platform uses an interoperable trusted trading marketplace where businesses can buy and sell carbon credits. It may be able to generate revenue through transaction fees, bid-ask spreads, auctions or subscription-based access to the trading platform.
- **Enterprise Carbon Management:** The platform may offer advanced carbon accounting, reporting, and management tools to help larger corporate customers track, manage, and optimally utilize their carbon credits and nascent biodiversity credits on their decarbonization journey.
- **Project Development Services:** The platform may provide consulting and project management services to help businesses develop their own nature-based carbon projects, earning fees for these value-added services.
- **Direct-to-Consumer (D2C) Model:** In addition to the B2B revenue streams, the platform may also explore a direct-to-consumer model, targeting environmentally conscious individuals by selling units or fractions of carbon credits.
- **Retail Carbon Credit Sales:** The platform may allow individual consumers to purchase carbon credits to offset their personal carbon footprints, potentially through subscription-based plans or one-time purchases.
- **Community Engagement:** The platform can create a vibrant community of individual carbon credit buyers, potentially generating quarterly revenue through membership fees, merchandise sales, or premium community experiences.
- **Impact Investment:** The platform could position itself as an investment vehicle, allowing individuals and institutions to invest in a diversified portfolio of nature-based carbon projects, offtake agreements, and earning returns on the underlying carbon credit assets.
- **Carbon Credit Derivatives:** The platform could develop and trade carbon credit derivative products, such as futures, spot-forward, options, or swaps, generating revenue through trading fees and spreads.
- **Data and Analytics:** The platform's extensive data on carbon markets Intel, project performance, and consumer behavior could be monetized through specialized data products and analytics services.

Ultimately, our revenue model would be designed to align with its core mission of driving positive environmental impact through the origination and trading of high-quality carbon credits. By diversifying its revenue streams and exploring innovative approaches, we may be able to maximize its financial sustainability while staying true to its values and vision. Our revenue streams can start with:

Once our first carbon blockchain unit is ready for sale, it can be placed in a timely bidding system where global corporations bid after a set flooring price. Whence bid closes, brokering API paywall hits the exchange in a secured way. Companies can bid and purchase with confidence carbon credits through our platform. We plan to offer dashboards for each company, so they can integrate our orchestration (data and services) with their ESG reports, financials and procure with confidence quarterly carbon credits from our platform.

Project developers currently use dozens of non-standardized software to run carbon accounting, remote sensing data, GIS calculations, land zoning regulations, in-country legal challenges, environmental safeguards, standards and methodologies rapidly updated by certifiers, as well as audit readiness. As a result, our platform can provide reliable data to reduce time and provide opportunity costs for project developers using main certifications, audit firms and market carbon standards. Developers can pay a subscription based on every project that uses our microservices orchestration analytical engines to build their Project Design Documents.

MARKET

The Verified Carbon Market (VCM), with a large demand, hit a peak of $2 billions USD in 2021. Land use segment of this target market (i.e. REDD+, ARR, Agtech, biodiversity), went headwind with average price dropping to $6.53/ton, down 11 percent from $7.37 in 2022, but over 60% higher than average prices in 2021 [2]. For example, Mac Laren racing automobiles paid for a reforestation (ARR) carbon credit USD $50 per 1 tonCo2eq equals to one "security/commodity" in financial terms [4]. According to the latest World Bank report, Global carbon pricing revenues in 2023 exceeded USD 100 billion for the first time, driven by high prices in the EU, with over half of the revenue collected used to fund climate- and nature-related programs [5].

Carbon Credit Market Opportunity for Nature-Based Solutions

The carbon credit market, particularly for nature-based solutions (NBS), has been experiencing significant growth in recent years. Nature-based solutions refer to actions that protect, sustainably manage, and restore natural or modified ecosystems to address societal challenges effectively and adaptively, while simultaneously providing human well-being and biodiversity benefits.

Market Size and Growth

The global carbon credit market is projected to grow from approximately $2 billion in 2020 to about $50 billion by 2030, according to a report by BloombergNEF [1]. With a percent growth for nature-based projects, including forestry and land-use and agriculture projects, made up almost half of the market share at 46%. From 2021 to 2022, the average price of these kinds of credits increased by 75% and 14%, respectively. Credits from agriculture projects also increased in volume by 283%. Nature-based solutions are expected to play a significant role in this growth in accordance to a report by Ecosystem Market Place [2].


Projected growth of VCM demand
Source: https://carboncredits.com
Huge Potential
The value of the carbon offset market could top $500 billion in 2050
$600 billion
Volountary market scenario
Hybrid scenario
Removals only scenario
Source: https://about.bnef.com/

Sources 1, 2

Recent Statistics

Market Value

The market value for carbon credits from nature-based solutions reached nearly $2 billion in 2021, more than doubling from 2020 [2].

Volume

The volume of carbon credits from nature-based solutions increased by 159% between 2020 and 2021, reaching 227 million tons of CO2 equivalent [2].

Price Trends

The average price per ton of CO2 for nature-based solutions credits increased from $4.33 in 2019 to $5.80 in 2021 [2].

Corporate Demand

Over 5,000 companies globally have set net-zero emissions goals, many of which rely on carbon offsets, including nature-based solutions [3].

Potential Supply

Nature-based solutions could provide up to 12 billion tons of CO2 equivalent emission reductions per year by 2030 [4].


VCM price forecasts – tCO₂e (USD)
60


50
40
30
20
10
0
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
Technology (Developing Countries)
Ecological solutions
Technology (Least Developed Countries)

Source: *ClearBlue Markets Voluntary Carbon Market Supply and Demand Report, July 2023. (https://www.clearbluemarkets.com/)*

Note: Demand estimates are based on a probabilistic simulation that takes, among other things, corporate pledges and actual retirements by sector. CORSIA demand is taken from ICAO's estimates. Supply side is similarly based on simulation that looks on most likely yields per project type. High forecast adds one standard deviation from simulated outputs

Source

Market Opportunity

The growing market for nature-based carbon credits presents significant opportunities:

Increased Funding for Conservation

The carbon credit market can channel substantial funding into conservation and restoration projects.

Biodiversity Co-benefits

Many nature-based projects not only sequester carbon but also protect biodiversity hotspots. These projects can get top dollars for performing biodiversity stacking valued at $5 USD each biocredit.

Community Development

Projects often provide socioeconomic benefits to farming communities from Global South, aligning with sustainable development goals.

Technological Innovation

There's growing demand for improved monitoring, reporting, and verification technologies for nature-based projects in connection with third party auditing firms.

Corporate Partnerships

Increasing corporate commitments to net-zero targets create opportunities for long-term partnerships with nature-based project developers.

Challenges and Considerations

While the opportunity is substantial, there are challenges to consider:

Ensuring Additionality

Ensuring that projects genuinely create additional carbon storage beyond what would have occurred without the project.

Permanence

Addressing the risk of reversal, where stored carbon is released back into the atmosphere due to natural disasters or human activities.

Leakage

Preventing the displacement of carbon-emitting activities to other areas.

Standardization

Improving and standardizing methodologies for measuring and verifying carbon sequestration in diverse ecosystems.

Balancing Supply and Demand:

Managing the balance between credit supply and demand to maintain price stability and project viability.

Despite these challenges, the carbon credit market for nature-based solutions represents a significant and growing opportunity for environmental conservation, climate change mitigation, and sustainable development.

PRESS

- **Carbon Pulse**
  Data centres to emit billions through 2030, drive carbon removal demand, say analysts
- **Quantum Commodity Intelligence**
  Lufthansa enters carbon offset market
- **Abatable**
  Abatable partners with the Olympic Games Paris 2024 to deliver a lasting climate legacy
- **Bill Winters - Group Chief Executive at Standard Chartered**
  Why it's essential to advocate for high-integrity carbon markets
- **Bloomberg**
  Wall Street Backers See Breakthrough Moment for Carbon Offsets
- **World Economic Forum**
  3 reasons for companies to embrace forest carbon markets in 2024
- **Bloomberg Professional Services**
  Investing in carbon markets: Cleared for take-off
- **Uplink**
  Fundacion Ecotropics Colombia: Ecosystem Infrastructure REDD+ is a climate change mitigation project
- **Reuters**
  Meta closes deal to buy up to 3.9 mln carbon credits in Latin America
- **Florida Tech & Growth Podcast**
  Episode 013: The Evolving Carbon Credits Market With Jose Restrepo, CTO at Ecotropics
  Podcast Promotion

TEAM



Jose A Restrepo

CEO

LinkedIn

CEO, of Great Geometer Software - carbon finance experience, technology products, project management, and business development. I leverage my ecology, water engineering, policy-making and technology knowledge to support carbon projects' development, origination, brokering, and blue chip trading of verified carbon credits across Pantropical geographies. My mission is to drive financial sustainability and digital growth that chiefly benefits people, planet, and prosperity.

ADVISORS

Our team ranges from a myriad of experts and advisors about legal, IT, business development, UI/UX design and Public Relations, such as:



Felipe Marquez Robledo

Legal and PR Solutions

LinkedIn

Advisor: Lawyer and MSc in Economics from the Javeriana University, with post graduate studies in political science and administration. Worked for over 15 years in the consumer goods industry (Unilever, Coca-Cola FEMSA, among others) in different roles within the corporate affairs and sustainability disciplines in Colombia and the South America region before joining AngloGold Ashanti. Since 2021 I lead the consulting practice in MARQUEZROBLEDO advising on sustainability and corporate affairs. Senior Advisor to Weber Shandwick Colombia. Board Member.



Richard Dews

GIS Engineer

LinkedIn

Advisor: I presently work as a GIS Lead for a government contractor. I recently consulted with Verizon on their mission-critical large-scale GIS systems, as I did prior for T-Mobile. I managed global software development teams for Nomura Securities (VP Software Development, NYC-based) and Capgemini (Lead Consultant and Program Manager, Charlotte-based). Utilizing a proprietary tool suite within my own GIS/Real Estate consultancy, I wrote a weekly column on Real Estate Market Trends for 70,000 readers for the last five years (in the Flathead Beacon).



Christian Kennedy

HPC Software Architect

LinkedIn

Advisor: Experienced Software leader in start-up and enterprise environments ranging from CTO/VP to IC positions. Architected, designed, and implemented complex software systems across FinTech, Precision Agriculture, Utility, and Biotech domains. Particularly versed in trusted/secure systems, eventually consistent distributed systems, high-performance computing, self-healing systems, and Artificial Intelligence. Strongly familiar with Common Criteria/ISO 15408, NIST, ISO 27K, GDPR, and CCPA requirements and recommendations, and BYOK/CHEK; familiar with ISO 13485, DO- 178B, and HIPAA requirements. Experienced with Secure Enclaves. Experience leading and implementing business process reengineering in startup and large corporate environments. Extensive experience in A through D round startup and scale-up environments Excellent written and verbal communication skills, with the ability to bridge the gap between researchers, engineers, upper management/C suite, board members, and investors. Strong team-building skills, including integrating onshore and offshore resources into sustainable, high-performance teams.



Eric Cardozo

President of Ecotropics Colombia

Civil Engineer from National University of Colombia, with 18 years experience in design and advising of projects, structural design in public and private infrastructures, nature-driven slopes, fauna overpasses/underpasses, airports, home living, educational and ecolodge projects designs for Colombia and overseas. Eric was CEO of a construction engineering company, worked in strategic advisory for the Municipal Council in Bogotá, and worked on urban and rural areas with underserved communities in Colombia. Eric was also the Infrastructure National Director, Executive Advisor and General Secretary in GLC, an NGO in Colombia. He is a peer-reviewer of books about Human Rights and armed conflict, among others. He has extensive knowledge on ecoengineering principles. Co-founder and President of NGO Fundación Ecotropics Colombia where develops the most holistic NbS REDD+ project in Colombia.



Bill Tucker

Advisor

LinkedIn

B.A. Math from Carleton College MSc Ops Research from Colorado School of Mines. Advisor: Python and Java Engineer and Software Solutions Architect, with over 30 years on the IT Industry.



Simon Vega

Lead Designer

LinkedIn

Multidisciplinary Design & Art Director, working from concept to execution and collaborating with cross-functional teams — from Global product launches, integrated campaigns and custom digital experiences across platforms. Creative and analytical problem-solver with extensive experience concepting, designing and producing brand assets such as photography, illustrations, motion/video and digital-interactive pieces, as well as brand guidelines, design systems and user experiences across platforms and campaign ecosystems. Well-rounded creative lead with both in-house and agency experience who builds strong relationships, ensuring strong performance across the board — while being a strong, hands-on team player.



Lucas Baquero
Senior Software Engineer
LinkedIn

Senior Software Developer Front end: Javascript, HtML5, VUE, REACT Back end: PHP, C#, NODEJS, JAVA Database: mySQL, SQL Server, ORACLE

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

All SEC filings related to this offering are available here:

- Form C on November 7, 2025
- Form C/A on January 28, 2026

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Great Geometer Software has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn

UPDATES

Jan 28, 2026 — Filed Form C/A

Nov 7, 2025 — Filed Form C

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